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                                                                    EXHIBIT 99.1


          J. B. POINDEXTER & CO., INC. ANNOUNCES OFFER TO PURCHASE FOR
       CASH UP TO $12.5 MILLION AGGREGATE PRINCIPAL AMOUNT OF ITS 12.50%
                          SENIOR SECURED NOTES DUE 2007


Houston, Texas, August 29, 2003 - J. B. Poindexter & Co., Inc. (the "Company") today announced that it has commenced an offer (the "Offer") to purchase for cash up to $12.5 million aggregate principal amount (the "Maximum Tender Amount") of its 12.50% Senior Secured Notes due 2007 (the "Notes"), at prices determined by a "Modified Dutch Auction" procedure within the purchase price range of $870 to $920 per $1,000 principal amount of Notes. The Company intends to fund the purchase of Notes in the Offer primarily from borrowings under its revolving credit facility.

Under the "Modified Dutch Auction" procedure, and subject to the terms and conditions of the Offer, the Company will accept tendered Notes in the Offer in the order of the lowest to the highest tender prices specified by tendering holders within the prescribed price range, and will select the single lowest price so specified (the "Purchase Price") that will enable the Company to purchase the Maximum Tender Amount (or, if less than the Maximum Tender Amount, all Notes tendered). The Company will pay the same Purchase Price for all Notes that are tendered at or below the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms.

The Offer for the Notes will expire at 5:00 p.m., New York City time, on Monday, September 29, 2003, unless the Offer is extended or earlier terminated. Tendered Notes may be withdrawn at any time prior to the expiration date.

In the event that the amount of Notes tendered on or prior to the expiration date for the Offer at or below the Purchase Price exceeds the Maximum Tender Amount, then subject to the terms and conditions of the Offer, the Company will accept for payment such Notes that are tendered at or below the Purchase Price on a pro rata basis from among the tendered Notes.

The terms and conditions of the Offer are set forth in the Company's Offer to Purchase, which is dated August 29, 2003. Subject to applicable law, the Company may, in its sole discretion, waive any condition applicable to the Offer or extend or terminate or otherwise amend the Offer.

The Offer is not conditioned on a minimum principal amount of Notes being tendered. The consummation of the Offer for the Notes is subject to certain conditions, including the absence of certain adverse occurrences, which are described in the Offer to Purchase.

Wilmington Trust Company is the depositary in connection with the Offer. Additional information concerning the terms of the Offer, including all questions relating to the mechanics of the Offer, may be obtained by contacting Robert S. Whatley, the Company's Vice President Finance, at (713) 655-9800.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities, with respect to any Notes. The Offer may only be made pursuant to the terms of the Offer to Purchase and the accompanying Letter of Transmittal. Noteholders should read the Offer to Purchase and the Letter of Transmittal as they contain important information.